Exhibit 10.1

MARKETING AGREEMENT

THIS MARKETING AGREEMENT (the “Agreement”), is entered into as of May 14, 2014 (the “Effective Date”) by and between:

(1)	Boston Therapeutics, Inc., a company incorporated under the laws of the State of Delaware, USA, with offices at 1750 Elm Street, Suite 103, Manchester, NH 03101, USA (“BTI”); and

(2)	Benchworks SD LLC., with offices at 1512 Spruce St, Philadelphia, PA, 19102, USA (“BSD”)

BTI and BSD are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties”.

WHEREAS:

A.	BTI is a biopharmaceutical company engaged in the manufacture, marketing and sale of dietary supplements and potential drug agents developed from complex carbohydrate chemistry.

B.	BSD is a commercialization company engaged in the marketing, promotion, offering for distribution and sale of pharmaceutical and health care products.

C.
BTI wishes to have  BSD act as the exclusive commission sales agent and exclusive  representative of the Products to market, promote and offer for distribution and sale the Product in the Field and in the Territory (as such terms are defined in Section 1 below), as set forth in further detail in this Agreement.

D.	BSD wishes to undertake the marketing, promotion, offering for distribution and sale of the Product in the Field in the Territory on the terms and subject to the conditions contained herein.

NOW, THEREFORE, THE PARTIES HERETO AGREE:

1. DEFINITION(S).  IN THIS AGREEMENT INCLUDING THE RECITALS, EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES, THE WORDS AND EXPRESSIONS SPECIFIED BELOW SHALL HAVE THE MEANINGS ATTRIBUTED TO THEM BELOW:

“Affiliate”
means, with respect to either Party, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party, for so long as such control exists.

“Control”
means:

(a)           direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by applicable law) of the stock or shares having the right to vote for the election of directors of such corporate entity, or

(b)           the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise;

“Agreement”
means this Agreement, the recitals set forth in the preamble herein, and all schedules attached hereto, as well as all amendments, additions, restatements or modifications made hereto and thereto and all other documents incorporated herein or therein by reference, all of which are hereby made an integral part of and will be read as if included within the text of this Marketing Agreement;

“BTI Patents”
means, subject to the limitations described at the end of this definition, all:

(a)   All patents and patent applications of any kind anywhere in the world, as more particularly identified in Exhibit 1,  owned or controlled by BTI during the Term or which are acquired by or developed for BTI by a Third Party during the Term (together with all divisions, continuations, patents of addition, substitutions, registrations, re-issues, re-examinations or extensions of the foregoing) and, for purposes of this Agreement, are necessary to sell, offer for sale, import or export the Product;

(b)   All patent applications that may hereafter be filed by or on behalf of BTI which either are based on or claim priority from any of the foregoing patents and applications; and

(c)   All patents which may be granted pursuant to any of the foregoing patent applications.

For purposes of and as used in this Agreement, the term “BTI Patents” is limited solely to claimed subject matter that is directed to, and covers the Product SUGARDOWN® and, for the avoidance of doubt, the right, if any, granted by the Company to BSD under this Agreement to use any of the BTI Patents is further limited to BSD’s use of BTI Patents solely for the purpose of performing its obligations hereunder, and for no other purpose.

“Business Day(s)”
means a day (other than a Saturday or a Sunday) on which licensed banks are generally open for business in the city of New York; all references to “days” in this Agreement shall mean and be interpreted as Business Days;

“Competing Product(s)”	means an OTC dietary and/or food supplement for moderating post-meal blood glucose;
“Confidential Information”
subject to the limiting language of Section 10.4, means any and all information, documentation or knowledge in any form, relating to the business and assets of BTI, not generally known to the public, disclosed to, or which may be obtained directly  or indirectly by BSD from BTI, including, without limitation, information relating to BTI’s present and contemplated Product and services; product designs; inventions, improvements; standards, specifications, systems, methods and operating procedures; techniques and modes of manufacturing, compounding or preparing Product, formulations and recipes; merchandising, marketing plans and strategies; tests and reports; profits, costs, pricing, product sourcing and sales policies and strategies; buying habits and preferences of present customers of BTI as well as prospective and potential customers, their names and addresses; trade secrets, know-how, data, research and development; patent, trademark, copyright, industrial design and all other intellectual property and proprietary rights and shall also include the terms of this Agreement;

“Effective Date”	means the date of this Agreement as set forth above;
“Field”
means any lawful use of the Product marketed as a dietary supplement, food additive or over-the-counter (that is, non-prescription) drug to help manage blood sugar or to provide other  benefits as described in and consistent with the Structure and Function claims for the Product previously filed with the FDA, a copy of which is attached as Exhibit 3 (the “Structure and Function Claims”);

“Intellectual Property Rights”
Means (subject to the limitations described at the end of this definition, and except as otherwise provided herein), all:

(a)   inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto;

(b)   trademarks, service marks, trade dress, logos, trade names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto;

(c)   copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto;

(d)   trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(e)   computer software (including all data and related documentation),

(f)    advertising and promotional materials;

(g)   other proprietary rights, domain names, email addresses, telephone numbers, social media identifications and tags; and

(h)   copies and tangible embodiments of the foregoing (in whatever form or medium).

For purposes of and as used in this Agreement, the term Intellectual Property is limited solely to claimed subject matter that is directed to, and covers the Product SUGARDOWN® and, for avoidance of doubt, any right to Intellectual Property Rights granted by Company to BSD under this Agreement is further limited to BSD’s use of such Intellectual Property Rights solely to perform its obligations hereunder, and for no other purpose;

“Net Sales”
means the gross revenues of BTI from the sale of Product by BTI to any buyer in the Territory and Field, exclusive of reasonable shipping and handling costs, less (a) $5.00 per Unit sold, (b)  trade, quantity or cash discounts and rebates, and other allowances and credits, and (c) amounts repaid or credited to customers on account of documented returns or rejections;

“Product(s)”
means a non-prescription polysaccharide-derived, stabilized and purified product for human use for diabetes, pre-diabetes and blood sugar management, and more particularly known under its trade name as “SUGARDOWN®”, including all material enhancements, improvements, supplements and modifications thereto; the term “Product” shall also mean any non-prescription product in which BTI has any direct or indirect financial interest which product competes with or is a substitute for the “SUGARDOWN®” product as defined herein.

“Term”	means the Term of this Agreement as set forth in Section 15 comprising the Term and any extensions thereof;
“Territory”
means, subject to the terms of Section 2.1(b)(i):

(a)   as to the marketing, sale and use of the consumer product labeled “SUGARDOWN®”,  the Territory shall be North America.

(b)   as to the marketing, sale and use of the product as an ingredient in another product (for example, as an ingredient in yogurt or a beverage), the Territory shall be global;

(c)   as to marketing and sales made through the Website, for any purpose or in any form or format, consistent with and limited to the “Field” and “Product”, the Territory shall be North America plus any territories not yet assigned to marketing partners by BTI.

“Third Party”	means any person or entity other than BTI, BSD or their respective Affiliates;
“BTI Trademark”
means the trademarks, service marks, trade names, logotypes, commercial symbols, insignias and designs pertaining thereto,  whether or not registered, as more particularly listed in Exhibit 3 which are owned or controlled and used by BTI, including, without limitation, the trademark “SUGARDOWN®”, U.S. Registration No. 3955414, in each case as any of the same are adopted in the manufacture, sale, marketing, promotion, distribution and advertising of the Product;

“Unit”
means the gross volume of  the number of tablets of Product sold in any measuring period divided by 60 or the bulk quantity of ingredients equivalent to that which would constitute 60 tablets, divided by 60. (By way of explanation and not limitation, 60 is the currently used number of standard size and strength tablets per retail container, used herein as the “Unit” standard for calculation of sales and volume.  The change in the number of tablets contained in a retail container shall not change this calculation of a “Unit”).

2. MARKETING GRANT

2.1. BTI hereby grants to BSD the exclusive right to promote, market, and offer to sell and distribute the Product in the Field in the Territory, and BSD hereby accepts from BTI the exclusive right to promote, market and offer to sell in the Field in the Territory and agrees to act in that capacity, upon and subject to all terms and conditions set forth in this Agreement.  BTI shall not, directly or indirectly, sell Product in the Field in the Territory except to buyers identified to it by BSD and subject to the terms and conditions of this Agreement.  The Steering Committee shall have the authority to set list pricing for Product for each customer or geographic market provided:

(a) Initially the direct to consumer pricing for “SUGARDOWN®”  trademarked product in tablet form through Website sales shall be $39.99 per Unit plus reasonable shipping and handling;

(b) Such initial pricing as provided in 2.1(a) shall be subject to change to such price as determined by the Steering Committee (as described in Section 4 below) in its judgment to be best suited for the circumstances of the marketplace and in light of costs of production and other relevant factors.

(c) BSD shall be the exclusive operator of the Website or Websites (the “Website”) providing technical information, marketing and sales materials and direct sales to the trade, commercial users and to consumers and utilizing the “SUGARDOWN” trademark.   BTI shall own the Website and the domain.

2.2. Subject to the terms of this Agreement, the rights provided to BSD under Section 2.1 above shall be an exclusive, paid-up license under the BTI Patents and Trademarks to promote, market, and offer to sell and distribute the Product in the Field in the Territory.

2.3. (a) BSD acknowledges and agrees that the rights granted pursuant to this Agreement are limited to the Field and the Territory and confer no rights upon BSD with respect to the promotion, marketing, offers to sell and sale and distribute of the Product outside the Field and outside the Territory, and nothing in this Agreement shall restrict BTI from selling Product to any other Third Party and outside the Territory or Field.

       (b) The terms “Territory” and “Field” as defined in Section 1 shall be amended and redefined upon BSD achieving sales totalling not less than $5.8 million in the first 20 months of this Agreement, as follows: (i) the term “Field” shall be amended and defined to mean any lawful use of the Product marketed as a dietary supplement, food additive or over-the counter (that is, non-prescription) drug to help manage blood sugar, body weight or to provide other benefits as described in and consistent with the Structure and Function claims for the Product filed with the FDA, a copy of which is attached as Exhibit 3 (the Structure and Function Claims) or as is otherwise determined to be appropriate by the Steering Committee.” (ii) In the event sales of  $5.8 million are not achieved in the first 20 months of this Agreement, the definitions for the terms “Territory” and “Field” shall remain as provided in Section 1 without reference to Section 2.3(b)(i).

2.4. (a)  Except for website related promotion, BSD covenants and agrees that it will not, either directly or indirectly, including through any subagents, promote, market, advertise, solicit orders for, offer to sell or sell and/or distribute any Product outside the Field and/or outside the Territory.  BSD further covenants and agrees that it will not promote, market, offer to sell or sell and/or distribute such Product to any Third Party within the Territory if BSD knows or has any reason to believe that such Product will be resold by such Third Party, either directly or indirectly, outside the Field and/or Territory.  If BSD becomes aware that any Third Party to whom BSD sells any Product is marketing, distributing, offering to sell or selling, or is planning to distribute, market and/or offer to sell or sell, the Product outside the Field and/or Territory, BSD shall promptly notify BTI and BTI shall immediately cease to supply such Third Party with Product.

       (b) BTI covenants and agrees that it will not promote, market, offer to sell or sell and/or distribute such Product to any Third Party outside the Territory if BTI knows or has any reason to believe that such Product will be resold by such Third Party, either directly or indirectly, within the Field and/or Territory.  If BSD becomes aware that any Third Party is marketing, distributing, offering to sell or selling, or is planning to distribute, market and/or offer to sell or sell, the Product within the Field and/or Territory, BSD shall promptly notify BTI and BTI shall immediately cease to supply such Third Party with Product.

2.5. BSD and its subagents covenant and agree that it will not market any competing product of any Third Party except as otherwise may be agreed to by the Parties.

2.6. Upon BTI’s request, BSD agrees to provide BTI a list of all manufacturers (and products) represented by BSD.

2.7. Upon BTI’s request, BSD agrees to provide BTI a list of the different distribution channels in which Product is being marketed and distributed or intended to be marketed and distributed by BSD, and the names of all subagents engaged by BSD.

2.8. BTI covenants and agrees that all inquiries with respect to any orders received, either directly or indirectly, by BTI for Product in the Field and in the Territory shall be identified and credited to BSD during the Term of the Agreement. BSD covenants and agrees that all inquiries with respect to any orders for Product received, directly or indirectly, by BSD for Product from outside the Field and/or Territory shall be referred to BTI.

2.9. In the event that during the Term BTI has developed or acquired, or develops or acquires, rights in any non-prescription product that competes with the Product in the Field, and provided BSD has satisfactorily completed all Milestones (defined below) and is not in material breach of this Agreement, BSD shall have the exclusive right to promote, market and offer to sell and distribute such Competing Product in the Territory (the “Rights”) under the terms and conditions of this Agreement.

3. AVAILABILITY AND FORECASTS

3.1. Product Availability.  BTI will use commercially reasonable efforts to deliver the Product in the quantities and at the dates needed to satisfy the demand for Products, provided, however, that BTI: (a) has, at such time, sufficient manufacturing capacity; (b) reserves the right to allocate the Product equitably among its customers in the event of a shortage of any Product; and (c) shall not be liable to BSD for any delay or failure in delivery unless BTI is at fault for such delay or failure, including but not limited to failure to satisfy forecasts as provided by BSD pursuant to this Agreement. Liability will take the form of crediting to monthly commissions and to Milestones the value of all sales cancelled after failure to deliver in two weeks after receipt of order or, if applicable, requested delivery date. This only applies if the order volume is within BSD forecasts.

3.2. Forecasts; Purchase Requirements.

(a) Commencing at least one (1) month prior to the BSD marketing launch and continuing for twelve (12) months thereafter, BSD shall deliver to BTI on a monthly basis prior to the end of each calendar month a rolling three (3) month detailed forecast of BSD’s quantity requirements for the Product for each calendar month during the three (3) calendar months commencing with the second calendar month beginning after the date of such forecast.  For example, prior to the last day of November, BSD shall deliver to BTI a monthly forecast for each of January, February and March.

(b) Commencing one (1) month prior to the one (1) year anniversary of the BSD marketing launch, and continuing every three (3) calendar months thereafter during the Term, BSD shall deliver to BTI prior to the end of each such three (3) month period a rolling twelve (12) month detailed forecast of BSD’s quantity requirements for the Product for each calendar month during the twelve (12) month period commencing with the second calendar month beginning after the date of such forecast. For example, prior to the last day of November, BSD would deliver to BTI a monthly forecast for twelve (12) months starting with January.

(c) BSD’s forecasts shall reflect its good faith expectations of Customer demand.

(d) BTI Inventory.  BTI shall maintain a reasonable inventory of Product adequate to serve the Customer base developed by BSD in the Territory, which in any event shall be a minimum of three (3) months' requirements of Product as specified by BSD’s forecasts.

3.3. Limited Warranty; Exclusive Remedy; Disclaimer.

(a) BTI warrants to BSD that each Unit of Product will: (i) through the applicable expiration date set forth on the Product label, conform to the specifications then in effect, provided that BSD complies with the Product label, specifications and applicable instructions relating to the handling, storage and use of the Product; (ii) be manufactured in accordance with all applicable laws and regulations in effect at the time of manufacture; (iii) when shipped  to customer by BTI, be free of defects in materials  and  workmanship;  (iv) when shipped by BTI, be  conveyed  with  good  title,  free of  any material  liens  or encumbrances; and (v) when shipped by BTI, not be adulterated or misbranded. Further BTI warrants and will provide BSD proof of adequate product liability insurance for the agreed annual sales milestones and name BSD as an insured party.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BTI DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARISING BY LAW, OUT OF ANY COURSE OF DEALING OR PERFORMANCE, CUSTOM, INDUSTRY STANDARD OR OTHERWISE, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY PRODUCT PROVIDED UNDER THIS AGREEMENT, OR THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCT PROVIDED UNDER THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

(c) BSD SHALL NOT MAKE OR GIVE, OR PERMIT TO BE MADE OR GIVEN BY ANYONE SUBJECT TO ITS AUTHORITY, ANY REPRESENTATION, WARRANTY, GUARANTY OR ASSURANCE TO ANY PERSON WHOMSOEVER RESPECTING ANY PRODUCT, OR THE QUALITY, EFFICACY, SAFETY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF ANY PRODUCT, WITHOUT THE PRIOR WRITTEN CONSENT OF BTI; PROVIDED, HOWEVER, THAT BSD MAY, CONFIRM TO THIRD PARTIES THE INFORMATION SET FORTH IN THE PRODUCT LABEL.

4. STEERING COMMITTEE

The Parties shall establish and maintain a steering committee (the “Steering Committee”) consisting of equal representation from both BSD and BTI. The Steering Committee shall consist of one senior executive and one other representative from each Party. The Steering Committee shall review the marketing and promotional efforts undertaken, and BSD shall be responsible for all costs associated therewith.  The initial members of the Steering Committee shall be:

For BSD: Name: Thomas Moore & Thad Bench Title: Managing Directors, Benchworks SD, LLC	For BTI: Name: Ed Shea & Ken Tassey Title: VP Business Development; President

(a) Membership.  Each Party may replace any or all of its representatives on the Steering Committee at any time upon prior written notice to the other Party.  Any member of the Steering Committee may designate a substitute to temporarily attend and perform the functions of that member at any meeting of the Steering Committee.  Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the Steering Committee. The Steering Committee shall be co-chaired by a representative of each of Party. The Steering Committee may form and utilize sub-committees as mutually agreed by the members of the Steering Committee.

(b) Meetings.  The Steering Committee will meet quarterly, or more frequently as the Parties deem appropriate or as reasonably requested by either Party, on such dates, and at such places and times as the Parties shall agree.  The Steering Committee leaders will establish an ongoing communication protocol to review progress as mutually agreed. Meetings of the Steering Committee that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree.  The members of the Steering Committee also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.  The chairpersons of the Steering Committee shall prepare an agenda for each meeting of the Steering Committee and provide the agenda to each member prior to the meeting.

(c) Decisions.  The Steering Committee will review and discuss in good faith, the marketing and promotional efforts suggested by the Parties.  As part of this process, BSD shall consider BTI’s comments, modifications and suggested changes to the marketing and promotional efforts in good faith, provided, however, that (i) BSD shall have final decision making authority with respect to the marketing and promotional efforts, strategy and tactics for the  Product, and (ii) BSD’s authority with respect to marketing and promotion of Product shall not include the authority to assert or suggest claims or properties for the Product that are inconsistent with the Structure and Function Claims.  BSD and BTI agree to work collaboratively to ensure that a mutually agreeable regulatory review process is implemented prior to release of product promotional material.  The Steering Committee will also discuss all list pricing and trademark related decisions, which will be made based on mutual agreement.  Further, under the leadership of the Steering Committee, BSD and BTI will work together to identify the most efficient manufacturing source. Notwithstanding the foregoing, this Section 4 shall in no event be deemed to require either Party to take any action that it is not otherwise required to take under this Agreement or refrain from taking any action that it is permitted to take under this Agreement.

(d) Secretary.  The chairpersons of the Steering Committee shall appoint a secretary of the Steering Committee, and such secretary shall serve for such term as designated by the chairpersons.  The secretary of the Steering Committee shall prepare written minutes of all of the Steering Committee’s meetings in reasonable detail and distribute the minutes to all members of the Steering Committee within ten (10) days after each meeting.

(e) Duration.  The Steering Committee shall exist for the duration of the Term, unless the Parties mutually agree in writing to terminate the Steering Committee earlier.

5. MARKETING AND COMMERCIALIZATION

5.1. Commercialization Activities.  BSD shall market and promote the Product in an effort to generate sales.  BSD, in its discretion, may utilize its full complement of promotional resources including sales representatives, call center services and non-personal promotion, in connection with its marketing and promotional efforts hereunder.

5.2. Subagents.  BSD shall inform BTI in writing of, and BTI shall have the right to approve, which shall not be unreasonably withheld, any subagents proposed to be appointed by BSD in respect to the distribution and sale of Product in the Territory.  Any such appointment shall be made in writing and only in the name and for the account of BSD, and shall terminate upon the expiration, non-renewal, or termination of this Agreement for any reason; provided, however, that:

(a) BSD shall not undertake to grant to any subagent any rights greater than those which are granted by BTI to BSD under this Agreement;

(b) In order to protect the goodwill of BTI and the Product in the Territory, BSD shall secure the agreement of each and every subagent that it shall assume the same obligations as have been assumed by BSD under this Agreement; and

(c) BSD shall defend, indemnify and hold BTI harmless against any claim, loss, liability or expense (including attorney’s fees and court costs) arising, during the term of the Agreement, out of or based upon (i) any act or omission of any subagent, or (ii) any claim made by any subagent against BTI.

5.3. Marketing Plan. Subject to the limiting provisions of Section 4(c), as relates to marketing and promotion, which shall occur in BSD’s sole discretion, BTI and BSD will work together to establish a marketing plan for the Product (the ‘‘Marketing Plan’’).  Without limiting the scope of the Marketing Plan, the Parties agree that the Marketing Plan shall include a market development program that will include lead generation, consumer awareness/education, and trade-show presence and sales coordination.

5.4. As soon as possible, but in no case less than thirty (30) days prior to the launch  BSD  will provide to BTI a proposed detailed draft of the Marketing Plan .  BSD shall use its best reasonable efforts to perform its obligations under and in compliance with such Marketing Plan, including without limitation meeting and satisfying any Milestones (as defined below) thereunder.

5.5. Marketing Materials.  In the promotion, advertising and marketing of the Product, BSD shall develop sales and promotional literature using the Promotional Materials (defined below) provided to BSD by BTI pursuant to Section 5.6.  BSD shall have the right to prepare other product descriptions and other promotional and marketing materials relating to the Product; provided however, that (a) all costs and expenses incurred by BSD in the preparation and distribution of such product descriptions and other promotional and marketing materials shall be the responsibility of BSD; and (b) all such product descriptions and other promotional and marketing materials shall not be released by BSD until approved in writing by BTI, such approval not to be unreasonably withheld. BSD shall submit samples of the final copy for all product descriptions and other promotional and marketing materials it proposes to use in respect of the Product for BTI’s approval within thirty (30) days prior to the first date of anticipated use of such materials. BTI shall use commercially reasonable efforts to respond to any such request for approval within a five (five) day period. If no written response is given by BTI denying such request within the aforesaid term, then BTI’s approval shall be deemed granted.

5.6. Product Literature.  BTI will share with BSD samples of product descriptions, sales aids and advertising and promotional materials developed and used by BTI, its other distributors or licensees (collectively “Promotional Materials”) in respect of the Product as soon as practicable. BSD shall bear all costs of reproducing and/or adapting such Promotional Materials for use within the Territory, and shall not use any adaptations of such Promotional Materials without BTI’s prior written approval. BSD agrees to share samples of its Promotional Materials with BTI. BTI warrants that the claims in its promotional materials are materially correct.

5.7. Rights to Creative/Promotional Materials.  Notwithstanding any other provision hereof, all promotional materials, literature, artwork and designs, trademarks, logos, inventions or other creative materials of any description, created or authored by BSD or as to which BSD commissioned the creation, shall be and remain the exclusive property of BSD whether or not patented, patentable, copyrighted, registered as a trademark or otherwise subject to any federal or state procedure relating to ownership of the same. For the avoidance of doubt, nothing herein shall be deemed a grant by or transfer of ownership from BTI to BSD of a license or other right to use or exploit any BTI Intellectual Property Rights except as specifically contemplated in this Agreement.

5.8. Clinical Research. BSD may propose additional clinical research to support enhanced marketing claims for Products. BSD will work with BTI to make any study generally supportive of the efficacy of the technology. If BTI agrees with the study protocol, clinical expenses will be shared 50/50%. Ownership of the research will be shared.

6. MINIMUM ANNUAL PERFORMANCE MILESTONES

6.1. In order to retain the exclusive rights granted hereunder, BSD agrees to meet the following Minimum Net Sales for each of the following calendar years (collectively, “Milestones”) to be achieved during the Term.

Agreement Year	Minimum Net Sales	Completion Date
2014	$800,000	December 31, 2014
1	$5,000,000	December 31, 2015
2	$15,000,000	December 31, 2016
3	$35,000,000	December 31, 2017

6.2. For 2014 only, the parties agree that, in the event that Minimum Net Sales of less than $800,000 are achieved, proof of marketing and research out of pocket expenditures of $450,000 will be sufficient to maintain exclusivity to December 31, 2015.

Agreement Year	Minimum Net Sales	Completion Date
2014	$800,000	December 31, 2014
1	$5,000,000	December 31, 2015
2	$15,000,000	December 31, 2016
3	$35,000,000	December 31, 2017

The Parties agree to evaluate and update the Milestones at least once per quarter during the Term of this Agreement, provided that the initial Milestones shall remain firm and binding on the parties unless otherwise agreed to in writing. All updates and revisions of the Milestones that are mutually agreed to in writing by the Parties shall be deemed to be amendments to this Agreement and shall therefore be deemed to be part of and incorporated into this Agreement.

6.3. In the event that BTI meets all of BSD’s Product requirements but BSD fails to complete Milestones by the applicable completion dates for any calendar year of this Agreement (defined as commencing with calendar 2014 and the calendar years thereafter), BTI, in its sole discretion, may (a) convert the exclusive marketing rights granted under this Agreement with respect to the Product to nonexclusive rights, (b) terminate this Agreement or (c) waive the requirements of this Section 6 for the respective contract year.

7. FEES AND REVENUE SHARING

(a) BTI will provide to BSD on a monthly basis by the 5th business day of the following month an accounting of the previous month sales and pay BSD within five (5) business days after receiving the gross revenues from the previous month an amount per Unit of Product sold in each month through the applicable year in accordance with the following schedule:

Cumulative Net Sales Per Calendar Year	Monthly Commission Payment to BSD on Net Sales
$0-$10 million Net Sales,	65%, plus
Next $10-$25 million Net Sales,	60%, plus
Next $25-$40 million Net Sales,	55%, plus
That amount exceeding $40 million Net Sales	50%

For example, in the event BSD attains $27 million in Net Sales in a calendar year, BSD would earn 65% of the first $10 million, 60% on the next $15 million and 55% of the balance of $2 million.

The Parties further agree that, in calculating the fees for Net Sales exceeding $40 million Net Sales, the actual manufacturing cost per 60 tablets and packaging will be used in place of the $5 used for amounts under $40 million.

Taxes.  All amounts payable to either Party under this Agreement are exclusive of any income, sales, use, property, ad valorem, value added or other taxes, levies, imposts, duties, charges or withholdings of any nature, arising out of any transaction contemplated by this Agreement. Each party shall pay its own taxes.

For sales taxes on Product Sales, BTI will manage sales tax payments and indemnify BSD for Product Sales Tax liabilities incurred.

8. RESPONSIBILITIES OF THE PARTIES

8.1. Obligations of BTI. Except as otherwise provided herein, BTI shall, at its own expense:  (a) manufacture and support the Product scientifically through ongoing clinical studies; (b) comply with all regulatory matters concerning the Product; (c) manage prompt and timely shipping and billing for the Product to those buyers identified to it by BSD; and (d) contemporaneously with receipt by BTI, provide copies to BSD of all communications of any nature, or form, whether as written in hard copy or electronic correspondence from consumers, regulatory agencies, trade customers, or others, or by voice, and irrespective of whether such correspondence is laudatory, negative or legally significant to BTI or BSD; BSD and BTI will, as the nature of such correspondence requires, discuss appropriate handling of the same.  As the successful relationship between BTI and its customers is the principal goal of BSD, BTI agrees it shall not undertake and communicate with any customer without the knowledge, permission and participation of BSD.

8.2. Obligations of BSD

(a) Reasonable Efforts.  BSD shall use its best commercially reasonable efforts to market, promote, offer to distribute and sell the Product within the Territory at its own expense, including without limitation, professional sales calls on target audiences, advertising the Product in appropriate media and participating in trade shows, conferences, expositions, and promotional seminars, all with due consideration for the local marketing environment in the Territory.  BSD shall conduct its marketing activities in a lawful manner with the highest standards of promotional practices, fair trade, fair competition, and business ethics, and shall cause its employees and subagents to do the same.

(b) Non-Compete.  BSD and its sub agents shall not, directly or indirectly, promote, market, offer to sell or sell or distribute any Competing Product in the Territory or elsewhere during the term of the agreement.  BSD  hereby further covenants and agrees that during the Term of this Agreement, and for a period of six (6) months following the termination or expiration of this Agreement, it shall not, for whatever reason, either individually or in partnership or jointly or in conjunction with any Third Party as principal, agent, employee, shareholder, owner, investor, partner or in any other manner whatsoever, directly or indirectly, carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any Third Party engaged in or concerned with or interested in, the business of manufacturing, developing, producing, marketing, distributing, supplying or selling, for wholesale or retail, any Competing Products within the Territory.

           In addition to any other obligations set forth herein, BSD shall:

(c) provide to BTI ongoing market evaluations for Product and use its best efforts to develop and enhance the BTI name and brand image in order to increase market awareness and sales of such Product within the Territory;

(d) supply BTI with records of all contacts made with present and prospective Customers in the Territory, including the nature of such contacts;

(e) comply with and cause any subagents, or other Third Parties appointed by it to comply with all applicable laws, rules, regulations and/or guidelines in the Territory relating to the use, storage, handling, transportation, marketing, promotion, distribution, sale, transfer and/or disposal of the Product, as well as with the terms and conditions of this Agreement;

(f) reserved;

(g) identify with BTI all regulatory requirements applicable to the marketing claims and other statements included in sales material and advertisements, determine the methods available to satisfy those requirements and propose for the review of BTI the steps to be taken in complying with such regulations. To the extent compliance with regulations requires investment of cash, time and effort to that end, BSD shall identify those requirements and the anticipated costs, for review by BTI.  If BTI and BSD agree to pursue such steps in complying with regulatory requirements, the parties shall equally share such costs;

(h) maintain its awareness of market changes and shall, where it believes it to be appropriate, suggest steps to be taken by BTI or BTI and BSD together to capitalize on such changes, including, for example, research into particular issues of interest to consumers, methods of consuming the Product, flavors and colors of the Product, and other benefits that the Product may elicit from users, etc.;

(i) be the exclusive sales representative of BTI regarding the Product in dealing with BTI’s trade customers located in the Territory and in the Field ;

(j) attend trade meetings and make personal presentations to prospective trade customers explaining the benefits and opportunities of reselling “SUGARDOWN®”;

(k) as to commercial (that is, not consumer retail end user) accounts, develop marketing material and presentations directed to establishing demand for the Product as an ingredient (with or without the use of the trademark “SUGARDOWN®”),  in products manufactured by particular commercial customers;

(l) It is assumed individual commercial accounts may have their own needs and objectives necessitating tailoring the presentation and the product to the idiosyncrasies of that company, its production requirements and its target markets.  BSD is to market the product to the target company, igniting appreciation of the commercial potential “SUGARDOWN®”,  embodies and obtain from the target company information regarding its needs as to volume and other elements; and

(m) Communicate with BTI regarding the potential for such commercial accounts and the needs of such customers as they become known to BSD

8.3. Use of Trademark.  In connection with the foregoing, BSD covenants and agrees as follows:

(a) except as otherwise provided in the definition of “Field” and “Territory” in Paragraph 1, to market, promote, offer to sell and sell the Product only under the Trademark, and not under any other trademark or logo of any other Third Party, except if the Product is combined with another trademarked product, in which case, both Trademarks can be displayed;

(b) to obtain from BTI written approval for all Product-related advertising, sale and all other promotional materials and to comply with all instructions issued by BTI relating to the form and manner in which the Trademark shall be used and upon notice from BTI, immediately discontinue, any practice relating to the use of the Trademark which, in BTI’s reasonable opinion, would or might adversely affect the rights or interests of BTI in such Trademark;

(c) to conduct business in a manner that reflects favorably at all times on the Product and reputation of BTI in order to develop, promote and maintain same with Customers and to protect and preserve the goodwill and image of BTI and the Product;

(d) not to use or permit any entity controlled by it or affiliated with it to use the Trademark or any other trademarks or trade names or trade dress of BTI or any trademarks, trade dress, words, names, symbols, or designs which could reasonably be expected to be considered confusingly similar thereto, as part of such entity’s corporate or trading name or style or on any of its products;

(e) not to infringe BTI’s rights in and to the Trademark and not to dispute, contest, attack or impair the validity or ownership of the Trademark or do any act which tends to impair the validity of the Trademark or the title of BTI to any Trademark, trade names, copyrights and registrations used in connection with the Product, nor to effect any applications or registrations thereof without the express written consent of BTI, and not to take any action to the detriment of BTI’s interest therein or which would or could dilute the value of the goodwill attaching to the Trademark;

(f) to impose similar conditions on any Affiliates, subagents and those set forth in this Section 8.4 and to take such action as BTI may require at any time in respect to the use by any Third Party’s unauthorized use of the Trademark; and

(g) upon termination of this Agreement for any reason whatsoever, shall immediately discontinue all use of the Trademark and trade names, and shall return to BTI all price lists, catalogs, sales literature, advertising and promotional literature and all other materials relating to the Product or Confidential Information in its possession and over which it has control.

9. REPORTING OBLIGATIONS

9.1. Record Keeping.  At all times during the Term of this Agreement, BSD and BTI shall maintain at their principal places of business full, complete and accurate books of accounts and records with regard to its activities under this Agreement. BSD and BTI shall retain such records for a period of not less than three (3) years after the date they are created.  Upon reasonable notice, BTI shall permit BSD or its representative’s access during normal business hours to any premises of BTI in order that BSD, at its own expense, may inspect, copy and audit BTI’s books related to the Product for the sole purpose of verifying compliance by BTI with its obligations under this Agreement.  In connection with such verification, BSD may request, and BTI shall promptly prepare and provide to BSD, a reconciliation of any differences between gross revenues and Net Sales generated and/or recorded from sale of the Product.  In the event it is determined that the records of BTI indicate that the amount payable under this Agreement is more than that actually paid to BSD, BTI shall pay such difference to BSD within five (5) business days; if the underpayment is five percent (5%) or more of the amount determined to have been payable, BTI shall also promptly pay BSD’s reasonable, and prior agreed-upon costs of such inspection or audit.

9.2. Reports. (a)  BSD shall provide BTI with quarterly operation reports of BSD’s activities to market, promote, offer to distribute and sell the Product in the Territory, and shall provide to BTI copies of all such reports received by BSD from its subagents.

(b) BTI shall provide BSD quarterly with a report certified as correct by its Chief Financial Officer which shall be due within thirty (30) days after the end of the period to which it relates. Each report shall include:

(i) a quarterly accounting of Product sold, identifying the purchasers and number of Units sold to each; and

(ii) a quarterly accounting of gross revenues and Net Sales of the Product.

9.3. Annual Statements.  BSD shall provide BTI with annual statements within thirty (30) days after the end of each calendar year showing a summary of all promotional activities undertaken by BSD with respect to the Product during the preceding calendar year.

10. CONFIDENTIAL INFORMATION

10.1. Non-Disclosure and Non-Use Obligations.  During the Term of this Agreement, BTI will disclose certain Confidential Information to BSD to permit BSD to perform its obligations under this Agreement. BSD shall refrain from using or exploiting any and all Confidential Information for any purposes or activities other than those expressly authorized in this Agreement. BSD agrees that such Confidential Information shall be kept secret by BSD during the Term of this Agreement.  BSD shall disclose Confidential Information only to its employees, agents, representatives, or subagents solely on a “need to know” basis and such employees, agents, representatives, or subagents are bound by written obligations of confidentiality and restrictions on use that cover the Confidential Information and are at least as stringent as those set forth in this Agreement. Any material BTI intends to be treated as confidential shall be so marked at the time it is provided or within 5 business days thereafter.

10.2. Confidentiality Agreements. BSD shall cause its directors, officers and employees and the directors, officers and employees of, respectively, BSD’s agents, representatives, subagents or who will receive Confidential Information pursuant to Section 10.1 to enter into a Confidentiality Agreement in a form approved by BTI.  BSD shall, at its own expense undertake the enforcement of any such Confidentiality Agreement in the event of any breach thereof. Notwithstanding any such Confidentiality Agreement, by any of BSD’s representatives and subagents, BSD acknowledges that it shall be fully responsible and liable to BTI for any and all damages and costs (including legal fees) suffered or incurred by it as a consequence of any breach by any of BSD’s agents, representatives and subagents, and/or any Third Parties given access to the Confidential Information, of the restrictions of non-use and non-disclosure herein.

10.3. Ownership of BTI’s Materials.  All files, lists, records, documents, drawings, specifications and records, whether in written or electronic form, which incorporate or refer to all or a portion of BTI’s Confidential Information shall remain the sole property of BTI. Such materials shall be promptly returned upon the earlier to occur of: (a) BTI’s reasonable request, or (b) in accordance with Section 16.2 of this Agreement upon termination of this Agreement.

10.4. Exceptions.  Confidential Information does not include information that: (a) is in the public domain prior to disclosure by BTI; (b) becomes part of the public domain during the Term by any means other than breach of this Agreement by BSD; (c) is already known to BSD at the time of disclosure and is free of any obligations of confidentiality, as evidenced by competent evidence; or (d) is obtained by BSD , free of any obligations of confidentiality from a Third Party who has a lawful right to disclose it or (e) is developed by BSD in the course of its professional activities independent of any confidential information provided to it by BTI.

10.5. Disclosure Required by Law.  Notwithstanding any other provision in this Agreement, disclosure of proprietary and Confidential Information is permitted to the extent it is required to comply with an order or requirement of a court, administrative agency or other governmental body, provided that BSD gives BTI prompt notice of any such order or requirement and cooperates with BTI to determine whether to take legally available steps to resist or narrow such disclosure, and that BSD takes all reasonable and lawful actions to obtain confidential treatment for such disclosure.

10.6. Survival of Obligations.  The obligations of non-use and non-disclosure of Confidential Information shall survive termination or expiration of this Agreement and continue for a period of two (2) years thereafter.

11. INTELLECTUAL PROPERTY RIGHTS

11.1. Acknowledgment.  BSD acknowledges BTI’s exclusive right, title and interest in and to all Intellectual Property Rights pertaining to the Product. BSD shall not at any time during or after the Term of this Agreement take any act or step impairing and or adversely affecting the Intellectual Property Rights.

11.2. Notices, Trademarks and Name.  BSD shall have the exclusive right to use the Trademark in the Territory with respect to the development of channels of distribution and sale of Products. BSD shall not market the Product under any name, sign or logo other than the Trademark. BSD may use the Trademark solely in connection with the distribution of the Product and in accordance with BTI’s reasonable instructions and quality control standards. BSD acknowledges and agrees that it shall not have any rights in respect of the Trademark except to the extent expressly granted in this Agreement, and that all use of the Trademark in the Territory and all goodwill in the Trademark shall inure to the benefit of BTI.

11.3. Third Party Claims. BSD shall promptly notify BTI of any claims or objections that BSD’s use of the Intellectual Property Rights in connection with the marketing, offers to sell and sales of the Product may or will infringe the copyrights, patents, trademarks or other proprietary rights of a Third Party (“Third Party Claim”). If BSD is served with a legal action or otherwise forced to respond in a legal proceeding due to a Third Party Claim, BSD shall (a) promptly assign the defense of such Third Party Claim to BTI; and (b) cooperate with BTI providing all reasonable assistance, at BTI’s expense, in connection with the defense of any such Third Party claim or objection, whether in the courts, before administrative agencies, or otherwise.  BTI will defend and indemnify BSD for any third party claims that will infringe the copyrights, patents, trademarks or other proprietary rights of a third party.  Notwithstanding the foregoing, if any Third Party Claim is based upon,  or would not have been brought but for the combination of BSD marketing and/or other materials with the sales effort relating to the Product, then BSD shall fund the defense of such Third Party Claim.

11.4. Infringement of BTI Patents and Intellectual Property Rights.  BSD shall promptly notify BTI of any infringement or suspected infringement of BTI Patents and any other Intellectual Property Rights of BTI in the Territory relating to the Product of which it becomes aware, and provide BTI with any available evidence of such infringement or suspected infringement.

12. REPRESENTATIONS AND WARRANTIES

12.1. General.  Each Party represents and warrants to the other that, as of the Effective Date:

(a) it is duly organized, validly existing and in good  standing  under  the  laws  of  the jurisdiction of its incorporation, and it has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the authorized representative executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

(c) this Agreement is legally binding upon it and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable law.

12.2. BTI Warranties.  BTI represents and warrants to BSD that, as of the Effective Date:

(a) To the best of BTI’s knowledge, the sale and offer for sale of the Product does not infringe the proprietary rights of any Third Party in the Territory, and no court proceedings or any other procedure for infringement of patent, copyright, trademark, trade secret or any other property rights have been threatened or brought against BTI with respect to the Product, nor is BTI aware of any basis for such a claim and if it should become it shall promptly notify BSD and provide reasonable details.

(b) the Product supplied hereunder shall conform to the Product specifications therefor, as published by BTI from time to time and complies with all applicable federal and state regulations; and

(c) the execution, delivery and performance of this Agreement by BTI does not and will not conflict with or result in a breach of any agreement, instrument or understanding, oral or written, to which BTI is a Party or by which BTI may be bound, nor violate any law or regulation of any court or governmental authority having jurisdiction over BTI.

(d) Any data or claims relating to the Product, the use or effect of the Product shall be materially correct.

12.3. BSD Warranties. BSD represents and warrants to BTI that, as of the Effective Date, the execution, delivery and performance of this Agreement by BSD does not and will not conflict with or result in a breach of any agreement, instrument or understanding, oral or written, to which BSD is a Party or by which BSD may be bound, nor violate any law or regulation of any court or governmental authority having jurisdiction over BSD.

12.4. DISCLAIMER. TO THE FULL EXTENT PERMITTED BY LAW, APART FROM ITS WARRANTIES AND INDEMNITY, BTI MAKES NO ADDITIONAL REPRESENTATIONS OR WARRANTIES AND HEREBY DISCLAIMS ALL WARRANTIES, REPRESENTATIONS, AND LIABILITIES, WHETHER EXPRESS OR IMPLIED, ARISING FROM CONTRACT OR TORT EXCEPT FRAUD), IMPOSED BY STATUTE OR OTHERWISE, RELATING TO THE PRODUCT AND/OR ANY PATENTS OR TECHNOLOGY USED OR INCLUDED IN THE PRODUCT, INCLUDING ANY WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR  PURPOSE, CORRESPONDENCE WITH DESCRIPTION, OR NON-INFRINGEMENT.

13. INDEMNIFICATION AND INSURANCE

13.1. Intellectual Property Indemnification by BTI.

(a) BTI agrees to indemnify, defend and hold harmless BSD from and against Third Party claims or suits alleging that any Product purchased by BSD hereunder, or sale thereof by BSD consistent with the Product label, instructions and specifications, infringes any United States patent. BTI agrees to pay all costs and judgments awarded or settlements entered into by BTI on such claims. BSD shall: (i) notify BTI promptly in writing of such claim, (ii) grant BTI sole control over the defense and settlement thereof (provided that BSD may retain its own counsel and participate in the defense of such claim at its own expense but may not enter into a settlement affecting BTI without BTI’s prior written consent and (iii) reasonably cooperate with BTI in the defense of any claim. The foregoing indemnity obligation will not extend to any claims of infringement arising out of or related to (iv) a modification of a Product by anyone other than BTI; (v) a combination of the Product with any Third Party product, where such combination is the cause of such infringement; or (vi) the sale of the Product other than in accordance with instructions provided by BTI to BSD from time to time.  BSD may retain its own counsel in connection with a matter BTI is obligated to defend  under this Section 13.1(a), at BTI’s expense and with BTI’s prior approval (not to be unreasonably withheld), if the counsel retained by BTI for such matter notifies BTI and BSD that it is unable to represent BSD due to a conflict of interest.

(b) In the event the Product is held by a court of competent jurisdiction to infringe, BTI may, at its sole option and expense, elect to:  (i) modify the Product so that it is non-infringing; (ii) replace the Product with a non-infringing product which is of like quality and functionally equivalent; (iii) obtain a license for BSD to continue to sell the Product as provided hereunder; or if none of (i), (ii), or (iii) is commercially reasonable, then (iv) terminate this Agreement upon written notice to BSD ; provided, however, if BTI terminates this Agreement pursuant to this subsection (iv), BTI shall purchase from BSD all marketing materials purchased by BSD remaining in BSD ’s inventory.

13.2. Additional Indemnification.

(a) By BTI.  BTI shall indemnify, defend, and hold harmless BSD , its respective trustees, officers, directors, employees, members subagents and sub-distributors (“BSD  Indemnitees”) from and against any actual or alleged Third Party claims, actions or proceedings (collectively, “Claims”) seeking compensation for injury to person or property to the extent that such injury arises or is alleged to have arisen by the act or forbearance to act by BTI or at the direction or sufferance of any of BTI’s Indemnitees as defined in Section 13.2(b): (i) negligent actions or omissions, or willful misconduct and/or breach of this Agreement, (ii) failure to follow any applicable federal, state or local laws, regulations and guidelines; or (iii) product liability claims alleging defects in the Product, except to the extent such injury results from the negligent actions or omissions, or willful misconduct by any BSD Indemnitee.

(b) By BSD.  BSD shall indemnify, defend, and hold harmless BTI, its respective trustees, officers, directors, employees, agents and contractors  (collectively, the “BTI Indemnitees”) from and against any and all actual and alleged Claims to the extent that such Claim arises out of any act or forbearance to act by BSD or at the direction or sufferance of any of BSD  Indemnitees as defined in Section 13.2(a): (i) negligent actions or omissions, or willful misconduct; (iii) failure to follow any applicable federal, state or local laws, regulations and guidelines; or (iv) failure to follow the written instructions or recommendations provided by or on behalf of BTI to the BSD Indemnitees.

13.3. Conditions of Indemnity.  The Party claiming a right of indemnification or defense under this Agreement shall provide the Indemnifying Party prompt notice (in all events within twenty (20) days) of knowledge of any such Claim, including a copy thereof, served upon it, and shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any such Claim, at the Indemnifying Party’s expense.  The Indemnifying Party shall have the right to exercise sole control over the defense and settlement of any such Claim, including the sole right to select defense counsel and to direct the defense or settlement of any such Claim; provided that the Indemnifying Party shall not enter into any settlement or admit fault or liability on the Indemnified Party’s behalf without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.  The Indemnified Party shall have the right to select and to obtain representation by separate legal counsel.  If the Indemnified Party exercises such right, all costs and expenses incurred by the Indemnified Party for such separate legal counsel shall be borne by the Indemnified Party except in the event counsel for the Indemnifying Party determines that a conflict prevents such counsel from representing the Indemnified Party in which case the costs of separate legal counsel shall be borne by the Indemnifying Party. The Indemnifying Party shall be relieved of any indemnification obligation hereunder if any Party seeking indemnification either:  (i) fails to follow the procedures set forth herein; (ii) except where a conflict requires the Indemnified Party to have retained separate counsel, compromises or settles any Claim without the Indemnifying Party’s prior written approval; or (iii) except where a conflict requires the Indemnified Party to have retained separate counsel, makes any admission or takes any other action with respect to any such Claim that, in the Indemnifying Party’s reasonable judgment, is prejudicial to the defense of such Claim, without the Indemnifying Party’s prior written approval.

13.4. Insurance.  Each Party warrants that it shall maintain a policy or program of insurance in compliance with applicable federal, state and local laws and which is of an amount adequate to cover their respective obligations under this Agreement. A Party shall provide a certificate of insurance and any other associated documentation evidencing such coverage upon written request by the other Party.

14. LIMITATIONS OF LIABILITY

14.1. LIMITATION. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY  INDIRECT, SPECIAL, INCIDENTAL  OR  CONSEQUENTIAL  DAMAGES  IN  CONNECTION  WITH THIS  AGREEMENT, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS, REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE OCCURRING.

15. TERM, EXTENSION AND TERMINATION

15.1. Term. The Term of this Agreement shall commence on the Effective Date and continue for a period of one (1) year   subject to the terms for termination and extension detailed with this Section 15.

15.2. Term Extensions.

Within, but not before, six (6) months prior to the expiration of this Agreement and any extension as provided herein, the Parties agree to discuss the terms and conditions for extending the Term of the Agreement. Except by mutual agreement by the Parties, the Term of the Agreement shall be extended to not less than that as indicated based upon the achievements of BSD as provided in Section 15.3(c) below

15.3. Termination by BTI.

(a) BTI may terminate this Agreement, at its sole discretion by giving BSD 90 (ninety) days’ written notice of termination, effective on the date such notice is received, in the event that:

(i) BSD breaches any of its material obligations under this Agreement and fails to cure such breach within sixty (60) days of receiving a written notice from BTI specifying such breach;

(ii) BSD takes any act or step without authorization from BTI that impairs or adversely affects BTI’s Intellectual Property Rights and/or Confidential Information;

(iii) BSD enters into insolvency or bankruptcy or is unable to pay its debts as they fall due, or a trustee or receiver or the equivalent is appointed to BSD, or proceedings are instituted against BSD in the Territory relating to dissolution, liquidation, winding up, bankruptcy, insolvency or the relief of creditors, if such proceedings are not terminated or discharged within thirty (30) days;

(iv) any event of Force Majeure, as defined in Section 17.12 hereof, occurs and prevents BSD from performing its obligations under this Agreement for a period of ninety (90) days or more, provided there is no commercially reasonable alternative;

(b) Except as provided in Paragraph 15.3(c), beginning 12 months after the contract becomes effective, BTI may terminate this Agreement and the exclusive arrangement set forth therein, without cause, by providing BSD with ninety (90) days prior written notice.

(c)    (i) BSD’s contract shall be extended an additional 12 months upon attaining the Milestones in Minimum Net Sales as provided in Section 6 in any calendar year where the Minimum Net Sales goal has been attained.

(ii) In addition to the extension provided annually in Section 15.3(c)(i),BSD’s Agreement shall be extended annually an additional period as provided below in each instance where:

(A) BSD has exceeded the applicable Minimum Net Sales Goal as provided in Section 6 by 50%, then the Agreement shall be extended by an additional 6 months; and/or

(B) BSD has obtained written agreement for widespread sales distribution into a major retailer such as GNC, Walgreen's, CVS, Walmart, Kroger, etc. then the Agreement shall be extended by an additional 12 months; and/or

(C) BSD has obtained written agreement for widespread sales distribution to commercial users of Product in the production of new forms of Product, such as nutritional and non-nutritional beverages, foods, food supplements and food additives or ingredients, then the Agreement shall be extended by an additional 12 months.

(iii) In each calendar year in which any of the objectives provided in Section 15.3(c)(ii)(A),(B) or (C) are attained the relevant extensions of the Agreement shall be added together to determine to total extension of the Agreement achieved that year.  For example, if in any year BSD exceeds the Minimum Net Sales Goal by 50% and succeeds in obtaining written agreement for widespread sales distribution into a major retailer the Agreement would be extended by 30 months (meeting the minimum sales = 12 month extension + attaining 50% over minimum sales volume = 6 month extension + distribution into major retailer = 12 month extension totaling extension of 30 months).  Similarly, in any year where BSD succeeds in obtaining written agreements for widespread purchase and distribution by two major retailers, the Agreement would be extended by 24 months.

15.4. Termination By Benchworks SD, LLC.

(a) BSD may terminate this Agreement, at its sole discretion by giving BTI Ninety (90) days written notice of termination, effective on the date such notice is received, in the event that:

(i) BTI breaches any of its material obligations under this Agreement, and fails to cure such breach within sixty (60) days of receiving a written notice from BSD specifying such breach;

(ii) any event of Force Majeure, as defined in Section 17.12 hereof, occurs and prevents BTI of BSD from performing its obligations under this Agreement for a period of ninety (90) days or more, provided there is no commercially reasonable alternative;

(iii) any law or regulation is enacted within the Territory which would substantially impair or restrict:

(A) BTI’s right, title or interest in the Product, Intellectual Property Rights and/or Confidential Information; or

(B) BSD’s right to market the Product in accordance with this Agreement.

(b) BSD may terminate this Agreement and the exclusive arrangement set forth therein, without cause, by providing BTI with ninety (90) days prior written notice.

16. RIGHTS AND OBLIGATIONS UPON TERMINATION

16.1. Cessation of Rights.  Upon expiration or termination (collectively, the “Termination”) of this Agreement for any reason whatsoever as provided herein all rights and obligations of the Parties hereunder shall cease, except as provided otherwise in this Agreement; provided, however, that Termination of this Agreement shall not relieve the Parties hereto of any obligations accrued prior to said Termination. Upon Termination by BTI pursuant to Section 15.3, BSD shall immediately cease to use any advertising or promotional materials relating to the Product and discontinue any previously authorized use of the BTI Intellectual Property Rights and Confidential Information and shall cease all conduct that might cause any Third Party to believe that BSD markets the Product or is otherwise connected with BTI.

16.2. Return of Materials and Customer Lists.  Upon Termination, BSD shall promptly return to BTI its designee, and shall cause its subagents and employees to return or deliver, all sales materials, Confidential Information in written, recorded or other tangible form and other items in BSD’s possession, which BTI has furnished or supplied to BSD.

16.3. Survival.  Upon the expiration or termination of this Agreement for any reason, except as otherwise expressly provided in this Agreement,  (a) BTI’s obligation to pay to BSD  its share of revenues pursuant to Section 7(a) shall continue and survive through the period covered by all extensions to this Agreement for sales to those buyers of Products sourced by BSD pursuant hereto  with respect to any and all Net Sales, whether such Net Sales occur prior to or after such expiration or termination; and (b) all other rights and obligations of the Parties hereunder shall automatically terminate, except that the obligation of BTI to pay all amounts owed to BSD under Sections 3 and 7 and the rights and obligations of the Parties under Sections 3.3, 5.2(c), 5.7, 7, 8.4(g), 10, 11.3, 12, 13, 14,  15, 16 and 17 of this Agreement shall survive any such expiration or termination for a period of 12 months or, in the case of payments pursuant to Sections 7 and in any extension of this Agreement as provided in Section 15.3(c), the date such obligation would expire per the terms of the Agreement.

17. MISCELLANEOUS

17.1. Independent Contractors.  For the purposes of this Agreement, each of BTI and BSD shall be deemed to be an independent contractor, and not a partner, agent or employee of the other Party. Neither BTI nor BSD shall have authority to make any statements, representations or commitments of any kind, or to take any action which is binding on the other Party, except as may be authorized by the other Party in writing.

17.2. No Implied Licenses.  Each Party agrees that no rights or licenses are granted to the other Party, by implication or otherwise, except to the extent expressly set forth in this Agreement.

17.3. Waiver.  No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement.  Any such waiver, extension or amendment must be evidenced by an instrument in writing executed by an officer authorized to execute waivers, extensions or amendments.

17.4. Entire Agreement.  This Agreement, together with any Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written agreements between the Parties with respect to such subject matter.

17.5. Reserved.

17.6. No Modification.  This Agreement may be changed, modified, amended or supplemented only by a writing signed by authorized representatives of both Parties.

17.7. Severability; Reformation.  Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part.  If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law.

17.8. Further Assurances.  Each Party agrees to do such acts and execute such further documents as may be necessary or desirable to enable the performance of and to fulfill the provisions and intent of this Agreement.

17.9. Successors And Assigns; Assignment.  The terms of this Agreement shall apply to, be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign this Agreement or its rights or obligations hereunder, directly or by operation of law, without the prior written consent of the other Party; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to Affiliates, or in connection with the transfer or sale of all or substantially all of its assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of the assigning Party under this Agreement. Any purported assignment or attempted assignment in violation of this Section 17.9 shall be null and void.

17.10. No Third Party Beneficiaries.  Nothing herein, expressed or implied, is intended to or shall be construed to confer upon or give to any person or entity other than BTI and BSD and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

17.11. Foreign Corrupt Practices Act And Export Controls.  Each Party agrees to comply with the United States Foreign Corrupt Practices Act and all applicable export laws, restrictions and regulations of any United States or foreign agency or authority and not to export or re-export, or allow the export or re-export of, any product, technology or information it obtains or learns pursuant to this Agreement in violation of any such laws, restrictions or regulations.

17.12. Force Majeure.  Neither Party shall be liable to the other Party for any delay or omission in the performance of any obligation under this Agreement, other than the obligation to pay monies, where the delay or omission is due to any cause or condition beyond the reasonable control of the Party obliged to perform, including, but not limited to, strikes or other labor difficulties, acts of God, acts of government (in particular with respect to the refusal to issue necessary import or export licenses), war, riots, embargoes, or inability to obtain supplies (“Force Majeure”). If Force Majeure prevents or delays the performance by a Party of any obligation under this Agreement, then the Party claiming Force Majeure shall promptly notify the other Party thereof in writing.

17.13. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and in English, effective upon receipt, and may be delivered personally, or may be sent by facsimile, commercial express courier, or first class air mail, postage prepaid, addressed as follows:

If to Benchworks SD, LLC: Benchworks SD, LLC 1512 Spruce St. Philadelphia, PA 19102 Attn: Thomas A Moore #2701 Tel:(617) 331-4872 Fax: (215) 627-2205	If to BTI: Boston Therapeutics, Inc. 1750 Elm Street Manchester, New Hampshire 03104 Attn: Anthony Squeglia, CFO Tel.: (603)-935-9799 Fax: (603)-685-4784

17.14. Headings.  The headings used in this Agreement are for the convenience of the reader; the headings do not constitute or form a part of this Agreement, and shall not be used in the interpretation or meaning of the terms and conditions hereof.

17.15. Construction.  This Agreement shall not be construed against the Party preparing it but shall be construed as if both Parties jointly prepared it.

17.16. Remedies. Subject to Section 14, and the limitation on liabilities therein expressed, nothing in this Agreement shall be construed to impair or restrict either Party’s right to judicial remedies.  Each Party agrees that a Party’s infringement of the Intellectual Property Rights and/or disclosure of the Confidential Information of the other Party may result in irreparable and continuing damage to such other Party, for which there may be no adequate remedy at law, and agrees that in the event of such breach or threatened breach, such other Party may be entitled to injunctive relief or other equitable remedies from a court of competent jurisdiction, which remedy shall be cumulative and in addition to all other available remedies hereunder, at law or in equity except as may otherwise restricted by the terms of this agreement..

17.17. Governing Law.  This Agreement is governed by, and shall be construed in accordance with, the laws of the State of Delaware, without reference to its conflict of laws rules.

17.18. Dispute Resolution.

(a) The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to a Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising out of or relating to this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 17.18(a) if and when a dispute arises out of or relates to this Agreement, including, without limitation, any disputes regarding whether a material breach occurred for purposes of Sections 15.3 and 15.4 or disputes among the members of the Steering Committee which the Steering Committee is unable to resolve. In the event of disputes between the Parties arising out of or relating to this Agreement, a Party seeking to resolve such dispute will, by written notice to the other Party, have such dispute referred to their respective executive officers or their successors, for attempted resolution by good faith negotiations within fifteen (15) days after such notice is received.

(b) In the event the executive officers are not able to resolve such dispute, either Party may, at any time after the fifteen (15) day period, invoke the provisions of Section 17.18(b).

(c) Following settlement efforts pursuant to Section 17.18(a), except as otherwise expressly provided in this Agreement, any dispute arising out of or relating to this Agreement shall be finally settled by arbitration under the then current commercial arbitration rules of the Judicial Arbitration and Mediation Services in accordance with the terms set forth in this Section 17.18(b). The place of arbitration of any dispute shall be Wilmington, Delaware. Such arbitration shall be conducted by one arbitrator mutually acceptable to the Parties; provided, however, that if the dispute to be arbitrated involves termination of this agreement or a sum in excess of $2,000,000 either party can demand that the matter be heard by three (3) arbitrators whose decision shall be determined by a majority. The arbitrator shall be a person with relevant experience with respect to the subject matter of this Agreement. The Parties shall instruct such arbitrator to render a determination of any such dispute within four (4) months after the appointment of the arbitrator. Any award rendered by the arbitrator shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.  Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared between the Parties unless the arbitrator assesses,  as part of his/her award, all or any part of the arbitration expenses of one Party (including reasonable attorneys’ fees) against the other Party. This Section 17.18(b) shall not prohibit a Party from seeking injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 17.16.

Each Party shall continue to perform its obligations under this Agreement during the period in which any good faith dispute is being resolved in accordance with the dispute resolution provisions of this Section 17.18.

17.19. Counterpart Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of the Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.  Signatures to this Agreement transmitted by fax, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.

17.20. Basis of the Bargain.  EACH PARTY RECOGNIZES AND AGREES THAT THE WARRANTY DISCLAIMERS AND LIABILITY LIMITATIONS IN THIS AGREEMENT ARE MATERIAL BARGAINED FOR BASES OF THIS AGREEMENT AND THAT THEY HAVE BEEN TAKEN INTO ACCOUNT AND REFLECTED IN DETERMINING THE CONSIDERATION TO BE GIVEN BY EACH PARTY UNDER THIS AGREEMENT AND THE DECISION BY EACH PARTY TO ENTER INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

BOSTON THERAPEUTICS, INC.	BENCHWORKS SD, LLC
By: _______________________________	By: _______________________________
Name: David Platt, Ph.D.	Name: Thomas Moore Name: Thad Bench
Title: CEO	Title: Managing Directors, Benchworks SD, LLC
Date:	Date:

EXHIBIT 1

BTI PATENTS

EXHIBIT 2

BTI TRADEMARKS

EXHIBIT 3

STRUCTURE AND FUNCTION CLAIMS

Claims supplied for FDA review in 2010

SUGARDOWN™ chewable tablets and SUGARDOWN™ Succulents

Structure/Function Claims to be made on product label and labeling material

1. “Mannans support normal blood sugar levels.”

2. “Mannans found in SUGARDOWN™ helps support normal blood sugar levels.”

3. “SUGARDOWN™ can support normal blood sugar levels.”

4. “SUGARDOWN™ helps weight management by helping you feel full longer.”

5. “SUGARDOWN™ can be an important part of your overall good health.”

6. “SUGARDOWN™ can help promote intestinal health.”

7. “SUGARDOWN™ can help maintain beneficial intestinal flora and regularity.”

8. “SUGARDOWN™ can support colon health.”

9. “Mannans promote a healthy digestive system.”

10. “Mannans found in SUGARDOWN™ promote a healthy digestive system.”

11. “SUGARDOWN™ promotes a healthy digestive system.”

12. “Mannans provide prebiotic nutrients that support growth of beneficial bacteria.”

13. “Mannans found in SUGARDOWN™ provide prebiotic nutrients that support growth of beneficial bacteria.”

14. “SUGARDOWN™ provides prebiotic nutrients that support growth of beneficial bacteria.”